Exhibit 10.1

IMPINJ, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(as amended May 26, 2022 (the “Effective Date”))

Impinj, Inc. (the “Company”) believes that the granting of cash compensation and equity to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of cash compensation and equity to its Outside Directors. Unless defined in this Policy, capitalized terms are defined in the Company’s 2016 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Each Outside Director is solely responsible for any tax obligations he or she incurs from the receipt of any compensation under this Policy.

1.
CASH RETAINERS

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Chair Annual Cash Retainer

Each Outside Director who serves as chair of the Board or chair of a committee of the Board will be eligible to earn additional annual fees as follows:

Chair of the Board: $17,500

Chair of Audit and Risk Committee: $16,000

Chair of Nominating and Corporate Governance Committee: $10,000

Chair of Compensation Committee $10,000

This additional cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Member Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as a member of a committee of the Board (other than the chair of such committee) will be eligible to earn additional annual fees as follows:

Member of Audit and Risk Committee: $8,000

Member of Nominating and Corporate Governance Committee: $5,000

Member of Compensation Committee $5,000

This additional cash compensation will be paid quarterly in arrears on a prorated basis.

2.
EQUITY COMPENSATION

Outside Directors may be granted all types of equity awards (except incentive stock options) under the Plan or any other Company equity plan in place at the time of grant, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Policy will be made in accordance with this Section 2 and no Awards may be made if they would exceed any limitations under the Plan.

(a)
Automatic Outside Director Awards.
(i)
No Discretion. All grants of Initial Awards (defined below), Annual Awards (defined below) and Board Chair Awards (defined below and, together with Initial Awards and Annual Awards, “Automatic Outside Director Awards”) to Outside Directors pursuant to this Section 2(a) will be automatic and nondiscretionary. No person will have any discretion to select which Outside Directors will be granted any Automatic Outside Director Awards under this Section 2(a) or to determine the number of Shares to be covered by such Automatic Outside Director Awards.
(ii)
Initial Award. Upon the date of an Outside Director’s initial appointment to the Board (such date, the “Start Date”) (other than by appointment on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”) following the Effective Date), such Outside Director shall automatically be granted an Award of Restricted Stock Units as set forth in this Section 2(a)(ii) (the “Initial Award”). The number of Restricted Stock Units subject to the Initial Award shall equal the quotient of (A) $175,000 multiplied by a fraction (1) the numerator of which is (x) 12 minus (y) the number of months between the date of the last Annual Meeting and the Start Date and (2) the denominator of which is 12; divided by (B) the Per Share Value. Subject to the terms of the Plan and this Policy, each Initial Award will fully vest upon the first anniversary of the grant date, subject to the Outside Director continuing to be a Service Provider through the vesting date. For the avoidance of doubt, if a member of the Board is an Employee (an “Inside Director”) and becomes an Outside Director by reason of no longer continuing as an Employee, such a transition from an Inside Director to an Outside Director will not result in a grant under this Section 2(a)(ii).
(iii)
Annual Award. On the date of each Annual Meeting following the Effective Date, each Outside Director automatically will be granted an Award of Restricted Stock Units (an “Annual Award”). The number of Restricted Stock Units subject to the Annual Award shall equal (A) $175,000 divided by (B) the Per Share Value. Subject to the terms of the Plan and this Policy,

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each Annual Award will fully vest upon the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting following the grant date, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date. The vesting schedule described in the preceding sentence shall also apply to any Annual Award issued and outstanding as of the Effective Date.
(iv)
Board Chair Award. On the date of each Annual Meeting following the Effective Date, each Outside Director who is serving as Chair of the Board and is eligible for an Annual Award automatically will be granted an additional Award of Restricted Stock Units (a “Board Chair Annual Award”). The number of Restricted Stock Units subject to the Board Chair Annual Award shall equal (A) $17,500 divided by (B) the Per Share Value. Subject to the terms of the Plan and this Policy, each Annual Award will fully vest upon the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting following the grant date, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date. The vesting schedule described in the preceding sentence shall also apply to any Board Chair Annual Award issued and outstanding as of the Effective Date. In the event that an Outside Director who is serving or is appointed as Chair of the Board is eligible for an Initial Award, such Outside Director will also be eligible to receive a Board Chair Annual Award, pro-rated in the same manner as the Initial Award in Section 2(a)(ii) (a “Board Chair Initial Award” and, together with board Chair Annual Awards, “Board Chair Awards”).
(v)
Deferred Payment Alternative. Notwithstanding the provisions set forth herein, Outside Directors may be permitted, in the sole discretion of the Administrator, to defer the delivery of the Shares subject to the Automatic Outside Director Award upon vesting in accordance with the terms and conditions of a deferral program approved by the Administrator. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Administrator, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by Administrator. If an Outside Director elects to defer the settlement of any vested Automatic Outside Director Award in accordance with this Section, payment of the deferred vested Automatic Outside Director Award shall be made in accordance with the terms of the deferral election.
(vi)
Per Share Value. “Per Share Value” means the average trading price for a share of the Company’s Common Stock over the period (i) beginning on the date that is 10 trading days prior to the announcement of its quarterly earnings for the fiscal quarter immediately prior to the grant date of such Award (an “Earnings Announcement”) and (ii) ending on the date that is nine trading days after such Earnings Announcement.
(vii)
Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Automatic Outside Director Awards granted under this Policy.
(b)
Share Holding Requirements. An Outside Director shall not sell, pledge, assign, hypothecate, transfer, or dispose of in any manner other than by will or by the laws of descent or distribution Shares issued pursuant to an Automatic Outside Director Award while the Outside Director continues to serve as a Director. Notwithstanding the foregoing, an Outside Director may sell

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Shares issued pursuant to an Automatic Outside Director Award in order to pay for any tax obligations he or she incurs from the vesting and/or settlement of such Award.
3.
TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board and Board committee meetings will be reimbursed by the Company.

4.
ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Automatic Outside Director Awards granted to Outside Directors.

5.
REVISIONS

The Board, in its discretion, may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount or timing of payment of any future grants of cash compensation. The Board, in its discretion, may at any time change and otherwise revise the terms of Automatic Outside Director Awards to be granted under this Policy, including, without limitation, the number of Shares subject thereto. The Board, in its discretion, may at any time suspend or terminate the Policy.

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